COMMONWEALTH SHAREHOLDER SERVICES, INC.
       1500 FOREST AVENUE, SUITE 223 * P.O. BOX 8687 * RICHMOND, VA 23229
              (804) 285-8211 * (800) 527-9500 * FAX (804) 285-8251

FILED VIA EDGAR

April 19, 1999

Filing Desk
U.S. Securities and Exchange Commission
450 Fifth street, N.W.
Washington, D.C. 20549

Reference:     Monument Series fund, Inc.
               Monument Washington Regional Growth Fund series
               File Numbers:  333-26223 and 811-8199
               Definitive Proxy Material
               -------------------------

Gentlemen:

Transmitted herewith for electronic filing via the EDGAR system on behalf of Monument Series Fund, Inc., please find enclosed, pursuant to the requirements of Rule 14a-6(b) under the Securities Exchange Act of 1934, is a definitive copy of the proxy statement, notice of meeting and form of proxy to be furnished to shareholders of the above referenced Fund in connection with a special meeting of shareholders on April 30, 1999.
The definitive proxy materials will be sent via overnight mail to shareholders on April 19, 1999.

At the special meeting, shareholders will vote to approve or disapprove a change to the investment objective of the Monument Washington Regional Growth Fund (the "Fund") and to a corresponding change in the name of the Fund to the Monument Medical Sciences Fund.

Please direct questions and comments relating to this filing to Beth-ann Roth at (202) 261-3338.

Sincerely,



/s/ John Pasco, III
John Pasco, III

Enclosure

BY SIGNING AND DATING THIS CARD, YOU AUTHORIZE DAVID A. KUGLER AND G.FREDERIC WHITE, III TO VOTE EACH PROPOSAL AS MARKED. IF PROPERLY SIGNED AND RETURNED BUT NOT MARKED, YOUR PROXY WILL BE VOTED "FOR" PROPOSAL 1,
AND AS THE DESIGNATED PROXIES CHOOSE ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING. IF YOU DO NOT INTEND TO PERSONALLY ATTEND THE MEETING,PLEASE COMPLETE AND MAIL THIS CARD AT ONCE IN THE ENCLOSED ENVELOPE.